UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: October 14, 2020

General Moly, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdictionof incorporation)	(Commissionfile number)	(IRS employeridentification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GMO	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Settlement Agreements

Effective October 14, 2020, General Moly, Inc. (the “Company”) entered into a Settlement Agreement of Separation Payments under Employment Agreement (each, a “Settlement Agreement”) with each of R. Scott Roswell, the Company’s Chief Legal Officer, and Amanda J. Corrion, the Company’s Controller and Principal Accounting Officer, in view of the Company’s contemplation of a voluntary bankruptcy filing.

Pursuant to Mr. Roswell’s Settlement Agreement, the Company will pay him a lump sum of $191,569.08 in full satisfaction of all separation payments which may be owed to him under his employment agreement, as amended (which could otherwise total up to $531,400), and Mr. Roswell has agreed to release the Company from any additional claims for separation payments. Mr. Roswell has further agreed to continue providing services to the Company as a full-time employee for a period of time as set forth in the Settlement Agreement. If Mr. Roswell is terminated for cause or otherwise fails to provide the requested employment services, he must return his settlement payment.

Pursuant to Ms. Corrion’s Settlement Agreement, the Company will pay her a lump sum of $121,838.94 in full satisfaction of all separation payments which may be owed to her under her employment agreement (which could otherwise total up to $310,000), and Ms. Corrion has agreed to release the Company from any additional claims for separation payments. Ms. Corrion has further agreed to continue to provide services to the Company as an independent consultant for 20 to 160 hours per month, as requested by the Company, and will be compensated for such services at a rate of $155 per hour. Such consulting services will be provided for a period of time as set forth in the Settlement Agreement

Resignation of Amanda Corrion

On October 16, 2020, Ms. Corrion notified the Company) of her intention to resign from her position as the Controller and Principal Accounting Officer of the Company, effective October 23, 2020. Ms. Corrion will continue to provide consulting services to the Company pursuant to the terms of her Settlement Agreement.

The Company has a significant working capital deficit and there remains substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to find an additional source of funding, it will be forced to cease operations and pursue restructuring or liquidation alternatives, including the filing for bankruptcy protection, in which event the Company’s common stock would likely become worthless and investors would likely lose their entire investment in the Company. In addition, holders of the Company's outstanding convertible preferred stock and senior notes would likely receive significantly less than the principal amount of their claims and possibly, no recovery at all. As of the date of this filing, the Company has no commitments for additional funding and there can be no assurance that the Company will be successful in obtaining the financing required to complete the Mt. Hope Project, or in raising additional financing in the future on terms acceptable to the Company, or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: October 20, 2020	By:	/s/ Amanda Corrion
Amanda Corrion
Controller and Principal Accounting Officer